EXHIBIT 10.54

                                                            June 1, 1998

Salant Corporation
1114 Avenue of the Americas
New York, New York 10036

ATTN:  Mr. Gerald S. Politzer
           Chairman of the Board and
           Chief Executive Officer

Gentlemen:

          In connection with the proposed conversion to equity of your 10 1/2% Senior Secured Notes due December 31, 1998 (the "Senior Notes") and the restructuring of Salant Corporation (the "Company") attendant thereto (the "Restructuring"), you have requested us to increase the amount of your current secured credit facility with us (the "Current Facility") and to make certain other modifications thereto.

          Based upon the information you have furnished to us, The CIT Group/Commercial Services, Inc. ("CIT") is pleased to confirm its commitment to provide the Company with a secured credit facility of up to $140,000,000 (the "Credit Facility") to replace in its entirety the Current Facility, subject to the terms and conditions set forth below.

          We contemplate that the Credit Facility will be structured as follows:

          1.   REVOLVING CREDIT FACILITY

               (a) Amount: A revolving line of credit for loans and letters of credit in a maximum principal amount equal to the lesser of
          (i) $125,000,000 (the "Maximum Revolving Credit") and (ii) the sum of (A) eighty-five percent (85%) of the net amount of eligible accounts and (B) the lesser of (x) sixty percent (60%) of the value (at the lower of cost or market determined on a first-in-first-out basis) of eligible inventory, provided, that for each period from May 1 through August 31 during the term of the Credit Facility, such advance rate shall be sixty-five (65%) percent of the value of eligible inventory, and (y) $[to be determined]. Standards of eligibility for accounts and inventory shall be the same as provided for in the Current Facility, except as may be modified by agreement between the Company and CIT. CIT's ability to reserve against loan availability under the lending formulas set forth above shall be the same as provided in the Current Facility, except as may be modified by agreement between the Company and CIT.

               (b) Seasonal Overadvances: Subject to the Company's cash flow needs, CIT may in its sole discretion make loans to the Company in excess of the lending formulas set forth above not to exceed the Maximum Revolving Credit and repayable on demand.

               (c) Letter of Credit Subfacility:

                    (i) Amount: Within the Revolving Credit Facility, letters of credit ("L/Cs") arranged through CIT up to an aggregate undrawn amount at any time outstanding of $55,000,000.

                    (ii) L/C Reserve Against Availability: A reserve
                         against the line of credit under the Revolving Credit Facility will be required to the extent of
                         (A) one hundred percent (100%) of the undrawn amount of outstanding letters of credit opened for the purpose of acquiring eligible inventory minus
                         (B) the percentage equal to the then current percentage rate of advance against eligible inventory. Standby letters of credit opened by CIT will require a reserve against the line of credit under the Revolving Credit Facility of one hundred percent (100%) of the undrawn amount of such letters of credit.

                    (iii) Handling of Documents Under Letters of Credit:
                         The Company will not be required to consign to CIT any of the documents relating to inventory purchased under letters of credit arranged through CIT under the Credit Facility ("L/C Documents"), provided, however, that upon the occurrence and during the continuance of (i) an event of default under the Credit Facility or (ii) any act, event or condition which with notice or passage of time or both would constitute an event of default, then, and in any such event, without notice in the case of an Event of Default and upon written notice from CIT in any other case, all L/C documents shall be consigned to CIT.

               (d) No Factoring: The Credit Facility will not provide for any factoring of accounts through CIT or otherwise.

          2.   TERM LOAN

               (a) Amount: The Credit Facility shall include a term loan (the "Term Loan") in the amount of $15,000,000.

               (b) Amortization: The Term Loan shall be repaid based upon a five (5) year amortization schedule in consecutive monthly installments commencing on the first day of the month immediately following the date six (6) months after the closing and continuing on the first day of each month thereafter with the final installment in the amount of the then remaining balance of the Term Loan, together with all unpaid and accrued interest thereon, due and payable on December 31, 2001.

               (c) Cross-Collateralization, Cross-Default and
          Cross-Termination with Revolving Credit Facility: The Revolving Credit Facility and the Term Loan shall be cross-collateralized, cross-defaulted and cross-terminated.

          3.   INTEREST RATES

               (a)  Revolving Credit Facility:   (i) Reference Rate + .25% or
                                                 (ii) LIBOR + 2.25%

               (b)  Term Loan:                   (i) Reference Rate + .25% or
                                                 (ii) LIBOR + 2.25%

The Reference Rate is the rate of interest publicly announced by The Chase Manhattan Bank, New York, New York from time to time as its prime rate. Such prime rate is not intended by Chase to be the lowest rate of interest charged by Chase to its commercial borrowers. LIBOR will be available for 1, 2 or 3 months periods and will be based upon CIT's customary terms and procedures applicable to interest on loans payable by reference to LIBOR. All interest rates are per annum. All interest shall be payable monthly in arrears calculated on the basis of a 360-day year. Collections shall be credited to the loan account of the Company upon our receipt of a wire transfer of federal funds into our payment account designated for such purpose.

          4.   FEES

          All fees set forth below are in addition to interest and other charges provided for herein and may, at our option, be charged directly to any loan account of the Company maintained with us:

               (a) Facility Fee: We shall receive a facility fee of $1,050,000 for providing the Credit Facility outlined herein, provided, however, that the aggregate amount of the "Allocated Replacement Facility Fee" paid by the Company to CIT pursuant to, and as defined in, the Twelfth Amendment (the "Twelfth Amendment") to the Revolving Credit, Factoring and Security Agreement between CIT and the Company, dated as of September 20, 1993, as amended, shall be credited to the payment of such facility fee. As of the date of this Letter, CIT has received the aggregate amount of $700,000 of the Allocated Replacement Facility Fee, with the final installment of the Allocated Replacement Facility Fee in the amount of $350,000 being due on June 1, 1998 pursuant to the Twelfth Amendment.

               (b) Administrative Fee: We shall receive an administrative fee of $100,000 payable on each of the first and second anniversary dates of the closing date for administering the Credit Facility for the Company and for each of the lenders who purchase a portion of, or a participation in, the Credit Facility.

               (c) Collateral Management Fee: We shall receive a collateral management fee of $8,333.33 for each month or part thereof during the term of the Credit Facility for monitoring the collateral, payable monthly in advance with the first such fee payable at closing.

               (d) Unused Line Fee: We shall receive an unused line fee of .25% per annum on the average monthly unused portion of the Revolving Credit Facility, payable monthly in arrears.

               (e) Letter of Credit and Related Fees: We shall receive letter of credit and related fees as set forth on Schedule 3.2(e) to the Revolving Credit, Factoring and Security Agreement between CIT and the Company dated as of September 20, 1993, as amended, provided, that with respect to standby letters of credit the daily outstanding balance charge shall be 1% per annum rather than 2% per annum.

          5.   GUARANTEES

          All obligations of the Company to CIT under the Credit Facility shall be guaranteed by each of the Company's subsidiaries.

          6.   COLLATERAL

          First and only security interests in and liens upon all present and future assets of the Company and each of its subsidiaries, including, without limitation, all accounts, contract rights, general intangibles (including, without limitation, all trademarks, patents, licenses of trademarks or patents, other intellectual property, tax refunds and choses in action), chattel paper, documents, instruments, stock in subsidiaries, inventory, machinery, equipment, fixtures and real property, and all products and proceeds of the foregoing.

          7.   USE OF PROCEEDS

          All of the loans and other credit accommodations provided to the Company under the Credit Facility shall be used exclusively for the working capital of the Company provided, that, the proceeds of the initial loans provided by us under the Credit Facility shall be used for the costs, expenses and fees incurred in connection with the Credit Facility and the transactions contemplated in connection therewith.

          8.   CONTRACT TERM

          The Credit Facility shall have an initial term commencing on the closing date and continuing through and including December 31, 2001 (the "Renewal Date") and shall be automatically renewed from year to year thereafter unless terminated by either party upon at least sixty (60) days written notice prior to the Renewal Date or any anniversary of the Renewal Date.

          9.   EXPENSES

               (a) The Company agrees to pay all reasonable legal and closing costs and expenses, including attorneys' fees, appraisers' fees, filing fees, search charges, recording taxes and field examination charges and expenses (including a charge of $750 per person per day of CIT's examiners in the field and in the office, plus travel, hotel and all other out-of-pocket expenses), in each case whether or not this transaction closes. All such expenses shall be paid to us on demand and may be charged to the loan account of the Company under the Current Facility. We shall have the right to offset such expenses against any fees or sums received from or on behalf of the Company.

               (b) If this transactions closes, the Company further agrees to pay all of our out-of-pocket expenses and customary administrative charges incurred from time to time during the course of our financing arrangements.

               (c) This paragraph 9 shall survive the expiration or termination of this letter.

          10.  OTHER INFORMATION AND CONDITIONS

          Compliance with all terms and requirements of this letter are conditions precedent to the making of loans and providing other credit accommodations under the Credit Facility. In addition, the extension of the Credit Facility is subject to the satisfaction, in a manner satisfactory to CIT, of the following additional terms and conditions:

               (a) CIT shall have received at or prior to closing (i) the Company's pro-forma opening balance sheet as of the date of closing, reflecting consummation of the Restructuring and the transactions contemplated thereby, prepared by Deloitte & Touche LLP or another accounting firm acceptable to CIT (the "Company's Accountants") evidencing a capital structure (including the equity interest in the Company of the Company's management) satisfactory to CIT, (ii) an analysis prepared by the Company's Accountants of the tax consequences to the Company of the Restructuring which analysis and consequences shall be satisfactory to CIT and (iii) an explanation reasonably satisfactory to CIT of the Company's 1998 projected Restructuring charges.

               (b) CIT shall have received current appraisals of the Company's machinery and equipment and the Company's trademarks satisfactory to CIT by appraisers acceptable to CIT using methodology satisfactory to CIT.

               (c) The Company shall continue to furnish, or cause to be furnished, to us all financial information, projections, budgets, business plans, cash flows and such other information as we shall reasonably request from time to time. We shall have received current perpetual inventory records and/or roll forwards of inventory through the date of closing, together with supporting documentation and other documents and information that will enable us to accurately identify and verify the eligible collateral at or immediately prior to closing in a manner satisfactory to us and including documentation with respect to inventory in transit, goods in bonded warehouses or at other third party locations.

               (d) Satisfactory legal review of the terms of the Credit Facility and its structure by our counsel, execution of loan documents, delivery of opinions of counsel and other agreements, documents and instruments as may be necessary or desirable to effectuate the financing arrangements described herein as may be determined by us and our counsel.

                    (i) Such loan documents will include, among other documents, an Amended and Restated Credit and Security Agreement between the Company and CIT, or, at CIT's option, between the Company and CIT, as agent, for itself and any other lenders party thereto, the guarantee of the obligations of the Company under the Credit Facility by each of the Company's subsidiaries, security agreements, UCC financing statements and mortgage modification agreements. The opinions of counsel will include, among other things, the opinion that the financing arrangements described herein do not violate any of the terms of existing agreements of the Company or any of its subsidiaries with any other party, that the financing agreements create valid and enforceable security interest in all of the property of the Company and each of its subsidiaries, that the financing agreements are valid, enforceable and binding and that the Company and each of its subsidiaries have been duly incorporated and are in good standing under the laws of their respective states or jurisdictions of incorporation and each state or jurisdiction where the Company and each of its subsidiaries transact business, and such other matters as we may reasonably request.

                    (ii) Such loan documents will contain such provisions,
                         representations, warranties, covenants, conditions precedent, events of default and remedies, all as customarily required by CIT for transactions of this type and as may be deemed appropriate in view of the nature of the business of the Company, including, among other things: financial covenants ("Maintenance Covenants") as to minimum tangible net worth, maximum net loss, minimum interest coverage ratio and maximum capital expenditures; prohibitions or limitations on the payment of management fees or other fees or payments due to affiliates; prohibitions or limitations on loans, investments and guarantees in, to or in favor of affiliates and any third parties; prohibitions or limitations on the payments of dividends and redemptions and other upstreaming or cross-streaming of funds; limitations on indebtedness and liens; cross-defaults based on defaults under any material indebtedness to others or under material leases, material licenses or other material agreements, or for generally not paying obligations to others. Other than the Maintenance Covenants referred to above, the Credit Facility shall have no other Maintenance Covenants.

               (e) At or prior to closing, we shall have received evidence that the transactions contemplated under the Restructuring have been consummated either by means of (i) the Exchange Restructuring (as defined in Post-Effective Amendment No. 1 to the Registration Statement on Form S-4 of the Company filed with the Securities and Exchange Commission on May 26, 1998 (the "Registration Statement")), including, without limitation, the following documents and information, in form and substance reasonably satisfactory to us, relating to the Restructuring: (A) all documents executed between Salant and the holders of the Senior Notes (the "Senior Note Holders") evidencing that all of the Senior Notes have been satisfied in full in connection with the exchange thereof for shares of capital stock of the Company (the "Exchange"), (B) evidence reasonably satisfactory to CIT that the current owners of the Company's issued and outstanding shares of common stock (the "Existing Stockholders") have approved at a special stockholders meeting a reverse split of the common stock held by the Existing Stockholders pursuant to which, and after giving effect thereto, the Senior Note Holders and the Existing Stockholders will own, respectively, 92.5% and 7.5% of the issued and outstanding shares of the Company's common stock, and (C) a certified copy of an amendment to, or amendment and restatement of, the Company's existing Certificate of Incorporation filed with the Delaware Secretary of State, as required by the Restructuring; or (ii) the consummation of the plan of reorganization attached to the Registration Statement.

               (f) Termination of the liens and security interests held by the Senior Note Holders and the delivery to us of UCC-3 termination statements and such other release documents as we may request, in form and substance reasonably satisfactory to us.

               (g) The excess availability under the lending formulas provided for above, and within all applicable sublimits and after deducting all applicable reserves, in each case as reasonably determined by us after the application of the proceeds of the initial loans and after provision for payment of all fees and expenses of the transaction, and provided that accounts payable and other indebtedness of the Company are then at a level and in a condition reasonably acceptable to us, shall not be less than $5,000,000 at closing.

               (h) We shall have received, in form and substance reasonably satisfactory to us, all consents, waivers, acknowledgments and other agreements from third persons which we may deem necessary in order to permit, protect and perfect our security interests in and liens upon the collateral, including, without limitation, (i) waivers by lessors, owners and/or mortgagees of any security interests, liens or other claims by such persons in and to assets of the Company and each of its subsidiaries, and agreements by such persons permitting us access to the premises to exercise our rights and remedies and otherwise deal with the assets of the Company and its subsidiaries and (ii) acknowledgments by processors, consignees and warehousemen at any time in possession of any of assets of the Company or its subsidiaries of our security interests and liens, waivers by such persons of any security interests, liens or other claims by such persons in and to assets of the Company and its subsidiaries, and agreements by such persons to follow our directions with respect to the release and delivery of any assets of the Company and its subsidiaries at any time in their possession and (iii) agreements from licensors of trademarks and other intellectual property to the Company or its subsidiaries, including, but not limited to, Perry Ellis International, Inc., permitting us to use the marks, logos or other intellectual property licensed by such parties to the Company or its subsidiaries to exercise our rights and remedies and otherwise deal with the assets of the Company and its subsidiaries.

               (i) We shall have received, in form and substance reasonably satisfactory to us, guarantees, duly authorized, executed and delivered by each of Clantexport, Inc., Denton Mills, Inc., Vera Licensing, Inc., Frost Bros. Enterprises, Inc., SLT Sourcing, Inc., Salant Canada Inc., J.J. Farmer Clothing, Inc. and any other subsidiaries of the Company in our favor absolutely and unconditionally guaranteeing all present and future obligations of the Company to us under the Credit Facility, as well as such security agreements and UCC financing statements as may be necessary or desirable to effectuate the grant by such companies in our favor of first and only security interests in and liens upon all of their respective present and future assets.

               (j) We shall have received, at the expense of the Company, current environmental audits of its plants and real estate conducted by an independent environmental engineering firm reasonably acceptable to us, and in form, scope and methodology satisfactory to us, confirming that (i) the Company is in compliance with all significant applicable environmental use laws, regulations, codes and ordinances in all material respects and (ii) there is no material potential or actual liability of the Company for any remedial action with respect to any environmental condition or any other significant environmental problems.

               (k) We shall have received, in form and substance reasonably satisfactory to us, evidence of insurance coverage, including (i) mortgagee's and lender's loss payee endorsements in our favor as to casualty and business interruption insurance and containing all endorsements, assurances or affirmative coverage requested by us for protection of our interests and (ii) mortgagee's title insurance by a company and agent acceptable to us (A) insuring the priority, amount and sufficiency of the mortgage, deed of trust or deed to secure debt in our favor on each parcel of real estate included in the collateral, (B) insuring against matters that would be disclosed by surveys and (C) containing those endorsements, assurances or affirmative coverage requested by us for protection of our interests.

               (l) CIT may from time to time, in its sole discretion, assign, or sell participations in, the Credit Facility or any portion thereof to another lender or lenders.

               (m) The Company shall have established a blocked account or lockbox for its collections and the transfer thereof to us, which shall be in form and substance reasonably acceptable to us.

               (n) All Uniform Commercial Code financing statements relating to the collateral shall have been duly filed and recorded and we shall have received UCC search results from the various jurisdictions showing the financing statements in our favor filed of record prior to the closing.

               (o) No material adverse change in the business, operations or prospects of the Company or in the condition of the assets of the Company shall have occurred since the date of our latest field examination, other than a payment default in respect of the scheduled interest payment due under the Senior Notes on August 31, 1998 or the filing of a Chapter 11 case in order to effectuate the transactions contemplated by the plan of reorganization attached to the Registration Statement. We may conduct additional or update field examinations, at your expense, prior to extending the Credit Facility, the results of which must be reasonably satisfactory to us. Without limiting the generality of the foregoing, (i) except for the Payment Default (as defined in the Twelfth Amendment), a payment default in respect of the scheduled interest payment due under the Senior Notes on August 31, 1998 and the filing of a Chapter 11 case in order to effectuate the Restructuring, no act, condition or event which would constitute an Event of Default under the Current Facility or the financing agreements to be executed between us shall exist as of the closing, (ii) no material investigation, litigation, bankruptcy or other proceedings shall be pending or threatened against the Company or any affiliate as of the closing, and (iii) the collateral shall not have materially declined in value from the values set forth in any of the appraisals or field examinations previously done.

               (p) This transaction and the events contemplated herein must close by November 30, 1998. After November 30, 1998 our willingness to proceed shall require credit reapproval by CIT's Executive Credit Committee even if we continue to work on the transaction. Such reapproval, if obtained, may result in different terms and conditions, or a determination not to consummate the transaction.

          This letter contains CIT's entire commitment for this transaction and, upon acceptance by the Company, supersedes all prior proposals, term sheets, negotiations, discussions and correspondence. This commitment may not be contradicted by evidence of any alleged oral agreement. All prior proposals, term sheets, negotiations, discussions and correspondence are merged in the governing terms of this commitment, which may be amended only in writing executed by the parties hereto. No condition of this commitment may be waived, except in writing signed by CIT.

          This letter shall be of no force and effect unless accepted by you and as so accepted, received by us by the close of business on June 4, 1998.

          This letter and the substance of the Credit Facility shall not be disclosed by you to any third party other than attorneys, accountants and financial advisors who are in a confidential relationship with you and require knowledge thereof to perform their duties in connection herewith or unless disclosure is required by law, other than in an amendment to the Registration Statement, in a Form 8-K, in a press release, or in connection with the Solicitation (as defined in the Registration Statement). This commitment is not intended for the benefit of, and may not be relied upon by, any third party.

          This agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto waives trial by jury in connection with any action or proceed relating to this agreement.

          We welcome the opportunity to be of continuing service to you again and we look forward to working with you in closing this transaction.

                             Very truly yours,

                                    THE CIT GROUP/COMMERCIAL SERVICES, INC.

                                    By: /s/ Charles M. Carbone
                                        --------------------------------

                                    Title: Vice President
                                           -----------------------------

ACCEPTED AS OF THIS 1st
DAY OF JUNE, 1998:

SALANT CORPORATION

By: /s/ Todd Kahn
    -----------------------

Title: EVP & General Counsel